ITEM 77(Q3)

SELF STORAGE GROUP II LLC

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT (the “Agreement”) is made and entered into as of the 19th day of September, 2012, by its sole member, Self Storage Group I LLC, a Delaware limited liability company with offices at 11 Hanover Square, New York, NY 10005 (the “Member”). As of this date the Member shall form Self Storage Group II LLC, a limited liability company, under the laws of the State of Delaware. Accordingly, in consideration of the conditions contained herein, it is hereby agreed as follows:

ARTICLE I
COMPANY FORMATION AND REGISTERED AGENT

1.1 FORMATION. The Member hereby forms a limited liability company (the "Company") subject to the provisions of the Delaware Limited Liability Company Act. A Certificate of Formation shall be filed with the Delaware Secretary of State.

1.2 NAME. The name of the Company shall be: SELF STORAGE GROUP II LLC.

1.3 REGISTERED OFFICE AND AGENT. The location of the registered office of the Company shall be:  InCorp Services, Inc., One Commerce Center, 1201 Orange St., #600, Wilmington, DE 19899.

1.4 TERM. The Company shall have perpetual existence, unless dissolved by:

(a) A Member whose capital interest exceeds 50 percent vote for dissolution; or
(b) Any event which makes it unlawful for the business of the Company to be carried on by the Member(s); or
(c) The death, resignation, expulsion, bankruptcy, retirement of a Member or the occurrence of any other event that terminates the continued membership of a Member of the Company; or
(d) Any other event causing dissolution of a limited liability company under the laws of the State of Delaware.

1.5 BUSINESS PURPOSE. The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be formed under the limited liability statutes of the State of Delaware. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

1.6 FISCAL YEAR.  The fiscal year of the Company shall be the calendar year ending on December 31.

1.7 PRINCIPAL PLACE OF BUSINESS. The location of the principal place of business of the Company shall be 11 Hanover Square, New York, NY 10005 or at such other place as the Managers from time to time shall select.

1.8 THE MEMBER. The name and address of the sole Member is contained in the introductory paragraph of this Agreement.

1.9 ADMISSION OF ADDITIONAL MEMBERS. Except as otherwise expressly provided in the Agreement, no additional members may be admitted to the Company through issuance by the company of a new interest in the Company without the prior written consent of the Member.

ARTICLE 2
CAPITAL CONTRIBUTIONS

2.1 INITIAL CONTRIBUTIONS. The Member initially shall contribute to the Company capital of $0.

2.2 ADDITIONAL CONTRIBUTIONS. No Member shall be obligated to make any additional contribution to the Company's capital, except to the extent required by applicable law.

ARTICLE 3
PROFITS, LOSSES AND DISTRIBUTIONS

3.1 PROFITS/LOSSES. For financial accounting and tax purposes the Company's net profits or net losses shall be determined on an annual basis and shall be allocated to the Member(s) in proportion to each Member's relative capital interest.

3.2 DISTRIBUTIONS. The Member(s) shall determine and distribute available funds as they see fit. Available funds, as referred to herein, shall mean the net cash or other assets of the Company available after appropriate provision for expenses and liabilities, as determined by the Managers. Distributions shall be made to the Members in proportion to their right to share in the profits of the Company.

ARTICLE 4
MANAGEMENT

4.1 MANAGEMENT OF THE BUSINESS. The name and place of business of the Managers is as follows: Mark C. Winmill, 11 Hanover Square, New York, NY 10005; and Thomas O’Malley, 11 Hanover Square, New York, NY 10005.

4.2 MEMBER(S). The liability of the Member(s) shall be limited as provided under the laws of the Delaware limited liability statutes. Member(s) that are not Managers shall take no part whatever in the control, management, direction, or operation of the Company's affairs and shall have no power to bind the Company. The Managers may from time to time seek advice from the Member(s), but they need not accept such advice, and at all times the Managers shall have the exclusive right to control and manage the Company.

4.3 POWERS OF MANAGERS. The Managers are authorized on the Company's behalf to make all decisions as to (a) the sale, development lease or other disposition of the Company's assets; (b) the purchase or other acquisition of other assets of all kinds; (c) the management of all or any part of the Company's assets; (d) the borrowing of money and the granting of security interests in the Company's assets; (e) the pre-payment, refinancing or extension of any loan affecting the Company's assets; (f) the compromise or release of any of the Company's claims or debts; and, (g) the employment of persons, firms or corporations for the operation and management of the company's business. In the exercise of their management powers, the Managers are authorized to execute and deliver (a) all contracts, conveyances, assignments leases, sub-leases, franchise agreements, licensing agreements, management contracts and maintenance contracts covering or affecting the Company's assets; (b) all checks, drafts and other orders for the payment of the Company's funds; (c) all promissory notes, loans, security agreements and other similar documents; and, (d) all other instruments of any other kind relating to the Company's affairs, whether like or unlike the foregoing.

4.4 OFFICERS. The Managers shall be entitled to elect officers of the Company from time to time whose powers and duties shall be as follows, but who shall serve until removed with or without cause by the Managers:

(a) The President shall be the chief executive officer of the Company and shall have the general management and superintendence of the affairs of the Company, subject to direction of the Managers.

(b) The Secretary shall keep the minutes of any meetings of the Managers, shall be the custodian of the records and of the Company, shall attend to all correspondence, and shall perform other duties incidental to such office.

(c) The Treasurer shall have care and custody of the funds and securities of the Company, shall keep complete and accurate books of account and financial records of the Company, shall render financial reports to the Managers and to the Member(s), and shall perform other duties incidental to such office.

(d) The Vice President or Vice Presidents, the Assistant Secretary or Assistant Secretaries, the Assistant Treasurer or Assistant Treasurers shall, in the order of their respective seniorities if there is more than one of such officer, in the absence or disability of the President, Secretary or Treasurer, respectively, perform the duties of such officer and shall generally assist the President, Secretary or Treasurer, respectively.

The initial officers of the Company shall be as follows:

President:	Mark C. Winmill
Treasurer:	Thomas O’Malley
Secretary:	John F. Ramírez
Vice President:	Thomas B. Winmill
Vice President:	Robert J. Mathers
Vice President:	Heidi Keating

Separately, General Counsel to the Company shall be John F. Ramírez.

4.5 CERTIFICATES REPRESENTING INTERESTS IN THE COMPANY. The interest of each Member of the Company shall be evidenced by this Agreement or by entry in the books and records of the Company in such form not inconsistent with the Certificate of Formation of the Company as the Managers may from time to time prescribe. No certificates representing shares shall be issued.

4.6 COMPANY INFORMATION. Upon request, the Managers shall supply to any Member information regarding the Company or its activities. Each Member or his authorized representative shall have access to and may inspect and copy all books, records and materials in the Managers’ possession regarding the Company or its activities. The exercise of the rights contained in this Section 4.4 shall be at the requesting Member's expense.

4.7 EXCULPATION. Any act or omission of the Managers, the effect of which may cause or result in loss or damage to the Company or the Member(s) if done in good faith to promote the best interests of the Company, shall not subject the Managers to any liability to the Member(s).

4.8 INDEMNIFICATION. The Company shall indemnify and hold harmless any current or past Member, Manager, agent, or employee who was or is a party defendant or is threatened to be made a party defendant, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that he is or was a Member of the Company, Manager, employee, officer or agent of the Company, or is or was serving at the request of the Company, for all expenses (including attorney's fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the Member(s) determine that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company, and with respect to any criminal action proceeding, has no reasonable cause to believe his/her conduct was unlawful and except in the case of action or failure to act by the Member, Manager, agent, or employee which constitutes willful misconduct or recklessness. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not in itself create a presumption that the person did or did not act in good faith and in a manner which he reasonably believed to be in the best interest of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his/her conduct was lawful.

4.7 RECORDS. The Managers shall cause the Company to keep at its principal place of business the following:

(a) a current list in alphabetical order of the full name and the last known street address of each Member;
(b) a copy of the Certificate of Formation and this Agreement and all amendments;
(c) copies of the Company's federal, state and local income tax returns and reports, if any, for the three most recent years; and
(d) copies of any financial statements of the Company for the three most recent Fiscal Years.

ARTICLE 5
COMPENSATION

5.1 MANAGEMENT FEE. Any Manager rendering services to the Company shall be entitled to compensation commensurate with the value of such services.

5.2 REIMBURSEMENT. The Company shall reimburse the Managers or Member(s) for all direct out-of-pocket expenses incurred by them in managing the Company.

ARTICLE 6
BOOKKEEPING

6.1 BOOKS. The Managers shall maintain complete and accurate books of account of the Company's affairs at the Company's principal place of business. Such books shall be kept on such method of accounting as the Managers shall select. The company's accounting period shall be the calendar year.

6.2 MEMBER(S) ACCOUNTS. The Managers shall maintain separate capital and distribution accounts for each member. Each Member's capital account shall be determined and maintained in accordance with the rules set forth in United States Treasury Regulation Section 1.704-1(b)(2)(iv).

6.3 REPORTS. The Managers shall close the books of account after the close of each calendar year, and shall prepare and send to each member a statement of such Member's distributive share of income and expense for income tax reporting purposes.

ARTICLE 7
TRANSFERS

A Member may propose to sell, assign or otherwise dispose of all or any part of his interest in the Company at any time without restriction or penalty.

ARTICLE 8
AMENDMENT

This Agreement may be amended from time to time by the unanimous consent of all Members and such amendment need not be in writing. This Agreement may be amended from time to time by the consent of Members owning a majority of interests in the profits of the Company and such amendment must be evidenced by a writing signed by an authorized person. A copy of any written amendment to this Agreement shall be delivered to the Company and to each Member within 5 days of its effective date.

IN WITNESS WHEREOF this Agreement has been duly executed as of the day and date set forth in introductory paragraph of this Agreement.

SELF STORAGE GROUP I LLC

By: /s/ Mark C. Winmill
Mark C. Winmill, President

Accepted and Agreed:
SELF STORAGE GROUP II LLC

/s/ Mark C. Winmill	/s/ Thomas O'Malley
Mark C. Winmill, Manager	Thomas O’Malley, Manager